Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ICX TECHNOLOGIES, INC.

ICx Technologies, Inc., a corporation organized and existing under the laws of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is ICx Technologies, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 15, 2003 under the name of Wexford VII Corp.

B. Pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation has been duly approved by written consent by the Board of Directors of the Corporation.

C. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation has been duly adopted by the written consent of the stockholders of the Corporation, and restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

D. The text of the Certificate of Incorporation of the Corporation including all Certificates of Designation of all Series of Preferred Stock of the Corporation, if any, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is ICx Technologies, Inc (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Willington, County of New Castle, Delaware 19808. The name of the registered agent at such address is Corporation Service Company

ARTICLE III

The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 150,000,000 shares, 120,000,000 shares of which shall be Common Stock

(the “Common Stock”) and 30,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”), all of which shares of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred”). All shares of stock of the Corporation shall have a par value of $0.001 per share.

Subject to the protective provisions of Section 5 herein and irrespective of any contrary provisions contained in Section 242(b)(2) of the DGCL, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon.

Notwithstanding anything to the contrary herein, all shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation shall be retired and canceled and may thereafter not be issued.

The Series A Base Price, as such term is referred to herein, shall be $5.00 (the “Series A Base Price”). The Series A Base Price shall be adjusted for any stock dividends, combinations, splits, recapitalizations and the like for such shares.

The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

1.	Rank

(a) The Series A Preferred will rank senior to any share of Common Stock and any other equity securities of the Corporation with respect to all rights, privileges and preferences, including, but not limited to, dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights.

(b) The Common Stock shall rank junior to any Series or class of Preferred Stock with respect to all rights, privileges and preferences, including, but not limited to, dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights.

2.	Dividend Rights

(a) Series A Preferred. The record holders of Series A Preferred, on a pari passu basis with holders of any shares of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “Board”), but only out of funds that are legally available therefor, dividends on each share of Common Stock into which shares of Series A Preferred are convertible. The right to receive dividends on shares of Series A Preferred shall not be cumulative, and no right to such dividends shall accrue to holders of Series A Preferred because dividends on said shares are not declared or paid in any calendar year. In addition to the foregoing, no dividends shall be paid on the Common Stock, other than dividends payable solely in Common Stock, or any other Series of preferred stock unless equivalent dividends are paid on the Series A Preferred on an as converted basis, and no dividends shall be paid on Series A Preferred Stock or any other class or Series of equity securities issued by the Corporation unless equivalent dividends shall be paid on the Common Stock. So long as any share of Series A Preferred shall remain outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other Distribution be made, on any shares of Common Stock until all dividends set forth in this Section 2(a) on the Series A Preferred shall have been paid or declared and set apart.

(b) Any dividends (other than dividends on Common Stock payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Series A Preferred and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock (with one-half being rounded down) which would be held by each such holder if all shares of Series A Preferred were converted at the then-effective Series A Conversion Price, as applicable (as such term is defined in Section 6 below).

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be determined in accordance with Section 3(c) below. For purposes hereof, “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for the right of such repurchases, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements or other documents providing for the right of such repurchases, (iii) the redemption of the Series A Preferred provided in Section 4 below, (iv) a Series A Liquidation Distribution made pursuant to Section 3(a), and (v) any other repurchase or redemption of capital stock of the Corporation approved by the holders of a majority of the then- outstanding shares of Series A Preferred, subject to the requirements of Section 5 below.

3.	Liquidation

(a) Series A Preferred Liquidation Preference. If any dissolution, liquidation or winding up of the Corporation occurs, whether voluntary or involuntary (a “Liquidation”), the holders of shares of Series A Preferred shall be entitled to receive out of the assets or surplus funds of the Corporation legally available for distribution to stockholders (whether representing capital or surplus) before any payment or distribution shall be made on the Common Stock or any class of preferred stock ranking junior to the Series A Preferred, but after distribution of such assets among, or payment thereof over to, creditors of the Corporation, if any, an amount for each share of Series A Preferred equal to the sum of (i) the Series A Base Price plus (ii) any declared or accrued but unpaid dividends on such share of Series A Preferred (collectively, the “Series A Preferred Liquidation Amount”) (the payment of such Series A Preferred Liquidation Amount shall be referred to herein as the “Series A Preferred Liquidation Distribution”); provided, however, that in no event shall the Series A Preferred Liquidation Amount exceed four (4) multiplied by the Series A Base Price. If the assets distributable to holders of the Series A Preferred upon such Liquidation shall be insufficient to pay the Series A Preferred Liquidation Amount to the holders of shares of the Series A Preferred, then such assets or the proceeds thereof shall be distributed among the holders of the Series A Preferred ratably in proportion to the respective amounts to which they otherwise would be entitled.

(b) Additional Liquidation Distribution. After the distribution provided for in Section 3(a) above, the entire remaining assets of the Corporation available for distribution to stockholders shall be distributed with equal priority and pro rata among the holders of the Common Stock and the Series A Preferred in proportion to the number of shares of Common Stock held by them, with the shares of Series A Preferred being treated for this purpose as if they had been converted to shares of Common Stock at the then-effective Series A Conversion Price, (rounded to the nearest whole share, with one-half being rounded upward); provided, however, in the distribution described in this Section 3(b), the holders of the Series A Preferred shall only be entitled to receive, for each share of Series A Preferred held by them, that amount equal to (i) four (4) times the Series A Base Price less (ii) the Series A Preferred Liquidation Amount (such difference the “Maximum Series A Distribution”). If any assets or surplus funds of the Corporation legally available for distribution to stockholders remain after the Maximum Series A Distribution has been made, such assets or surplus funds shall be distributed pro rata among the holders of Common Stock. Notwithstanding the foregoing, in any Liquidation, each share of Series A Preferred will be paid the greater of (i) the sum of the Series A Liquidation Amount and the amount otherwise payable pursuant to this Section 3(b), up to the Maximum Series A Distribution or (ii) the amount that would be received if each share of Series A Preferred were converted into Common Stock immediately prior to such Liquidation.

(c) Valuation of Non-Cash Property Whenever any distribution provided for in this Section 3 shall be payable in securities or property other than cash, then the value of such distribution shall be the fair market value of such distribution as determined in good faith by the Board (including the affirmative vote of the Series A Directors (as defined below)), except that any securities to be distributed to Stockholders will be valued as follows, provided, however, that if the distribution being valued pursuant to this Section 3(c) is made in connection with a Reorganization Event pursuant to Section 3(d) below, and the definitive transaction documents for such Reorganization Event provide for a different method of valuation, the method of valuation set forth in such documents, not the provisions of this Section 3(c), shall control:

(1) Securities not subject to investment letter or other similar restrictions on free marketability:

(i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) calendar days before the closing; and

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30)-day period ending three (3) calendar days before the closing.

(2) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) or that are otherwise illiquid shall be to make an appropriate discount from the market value determined as above in Sections 3(c)(l)(i) and (ii) to reflect the approximate fair market value thereof, as determined in good faith by the Big Four Accounting Firm (as defined below) selected by the Board, including the affirmative vote of the Series A Directors. For purposes hereof, “Big Four Accounting Firm” shall mean Deloitte & Touche, Ernst & Young LLP, KPMG LLP or PricewaterhouseCoopers LLP and their respective successors.

(d) For purposes of this Section 3, (i) the sale, conveyance, exchange, license or other transfer of all or substantially all of the assets of the Corporation, (ii) any acquisition of the Corporation by means of a consolidation, stock exchange, merger or other form of corporate reorganization of the Corporation with any other corporation in which the Corporation’s stockholders before the consolidation or merger own less than a majority of the voting securities of the surviving entity or (iii) any transaction or series of related transactions following which the Corporation’s stockholders before such transaction or series of related transactions own less than a majority of the voting securities of the Corporation (not including a transaction with the primary purpose of raising capital) (any such event, a “Reorganization Event”) shall be deemed to be a Liquidation.

4.	Redemption Rights

(a) If the Corporation fails to consummate a Qualified IPO (as defined in Section 6(b) below) or a Reorganization Event before August 30, 2010, the holders of a majority of the then outstanding shares of Series A Preferred, voting together as a separate class and counted on an as converted to Common Stock basis, at any time after August 30, 2010, and on or before September 30, 2010, may, by written request (the “Redemption Election”, and the date of the Redemption Election, the “Redemption Election Date”), require the Corporation to redeem all or any number of shares of the Series A Preferred, such redemption to be paid in three (3) equal annual installments as follows: first, thirty (30) calendar days after the Redemption Election Date; second, on the first anniversary of the Redemption Election Date; and third, on the second anniversary of the Redemption Election Date (each a “Redemption Payment Date”).

(b) The Corporation shall effect redemptions in response to the Redemption Election on the applicable Redemption Payment Date by paying in cash in exchange for each share of Series A Preferred then outstanding to be redeemed for an amount that will provide for a six-percent (6%) compounded annual return on the Series A Base Price from the date of issuance of the share of Series A Preferred until the Redemption Payment Date (the “Redemption Price”). Shares subject to redemption pursuant to this Section 4 shall be redeemed from each holder of Series A Preferred on a pro rata basis Each holder’s pro rata percentage of shares subject to redemption on each Redemption Payment Date shall be equal to the quotient obtained by dividing (i) the total number of shares of Series A Preferred (calculated on an as-converted to Common Stock basis) owned by such holder immediately before the applicable Redemption Payment Date by (ii) the total number of shares of Series A Preferred to be redeemed (calculated on an as-converted to Common Stock basis) owned collectively by all holders of Series A Preferred which are outstanding immediately before such Redemption Payment Date.

(c) Within 15 days following its receipt of the Redemption Election, the Corporation shall mail a written notice, first class postage prepaid, to each holder of record (as of the close of business on the business day immediately preceding the day on which notice is given) of Series A Preferred, at the address last shown on the records of the Corporation for such holder, (i) notifying such holder of the redemption, (ii) specifying the number of shares to be redeemed from such holder at each Redemption Payment Date, the Redemption Price and the place at which payment may be obtained and (iii) calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section 4(d), on or after the Redemption Payment Date, each holder of Series A Preferred to be redeemed, shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. If less than all of the shares represented by any such certificate are redeemed on a given Redemption Payment Date, the Corporation shall promptly issue a new certificate representing the unredeemed shares. On or before each Redemption Payment Date, the Corporation shall, to the extent sufficient funds are legally available, deposit the Redemption Price of all shares to be redeemed on that Redemption Payment Date with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust corporation to pay, on and after such Redemption Payment Date, the Redemption Price of the shares to their respective holders upon the surrender of their stock certificates. The balance of any funds deposited by the Corporation pursuant to this Section 4(c) remaining unclaimed at the expiration of twelve (12) months following such Redemption Payment Date shall be returned by the bank or trust corporation to the Corporation promptly upon the Corporation’s written request unless and until such holder makes a further claim to the Corporation in writing for such funds.

(d) From and after each Redemption Payment Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred designated for redemption in the Redemption Notice on such Redemption Payment Date shall cease for such shares (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates), and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred on any Redemption Payment Date are insufficient to redeem the total number of shares of any Series A Preferred to be redeemed on such Redemption Payment Date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to each such holder’s shares of Series A Preferred, calculated according to the formula set forth in Section 4(b) above. The shares of Series A Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Payment Date, but which it has not redeemed.

(e) Subject to the other provisions of this Section 4, the Corporation shall be obligated to use its best efforts to take such actions as may be necessary (including, without limitation, the issuance of additional equity securities, the revaluation or recapitalization of the Corporation or the consummation of a merger or sale of assets) in order to permit the full and timely redemption of the shares of Series A Preferred entitled to redemption pursuant to this Section 4.

5. Voting Rights

(a) General. Each holder of a share of Series A Preferred shall be entitled to voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law) voting together with the Common Stock as a single class on an as-converted to Common Stock basis as provided herein, The holders of Series A Preferred shall be entitled to notice of all meetings of stockholders in accordance with the Corporation’s bylaws, and except as otherwise required by law or this Amended and Restated Certificate of Incorporation, the holders of the Series A Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock, voting as a single class. Each share of Series A Preferred (including fractional shares) shall be entitled to one vote for each whole share of Common Stock that would be issuable upon conversion of such share on the record date for determining eligibility to participate in the action being taken. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred, as applicable, held by each holder could be converted) shall be rounded down to the nearest whole number.

(b) Election of Board of Directors. The size of the Board shall be initially fixed at seven (7) members who are to be designated as follows:

(1) For so long as the total number of outstanding shares of Series A Preferred represents at least fifty percent (50%) of the initially issued Series A Preferred, the holders of a majority of the outstanding shares of Series A Preferred, voting as a separate class distinct from any other series or class of securities issued by the Corporation, shall be entitled to elect four (4) members of the Board (the “Series A Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and

(2) The holders of (x) a majority of the outstanding shares of Common Stock, and (y) a majority of the outstanding shares of Series A Preferred, voting together as a single class, shall be entitled to elect three (3) members of the Board.

(c) Series A Preferred Protective Provisions. For so long as the total number of outstanding shares of Series A Preferred represents at least 229,600 shares, then in addition to any other vote or consent required herein or by law, the vote or written consent of holders of a majority of the then outstanding Series A Preferred (but not including fractional shares), in the aggregate and given in writing or by vote at a meeting, and consenting or voting separately as a class, shall be required for the Corporation to:

(1) authorize, issue or designate any other equity security (including any additional shares of Series A Preferred) or security convertible into or exercisable for any equity security (including the issuance of subordinated debt), whether by reclassification or otherwise, having rights, preferences or privileges on a parity with or senior to the Series A Preferred in any respect, including by way of merger, consolidation or otherwise;;

(2) issue any notes or other debt securities or enter into any borrowings, loans or guarantees or any other indebtedness in excess of $10,000,000 in any single transaction or in the aggregate;

(3) declare or pay any dividend;

(4) redeem, repurchase or acquire any or all of the outstanding securities of the Corporation other than (a) redemption of shares of Series A Preferred in accordance with the terms of Section 4 above and (b) repurchase of capital stock from any employee, consultant or director of the Corporation under the terms of any agreement approved by the Board with such employee, consultant or director upon the termination of such employee’s, consultant’s or director’s relationship with the Corporation;

(5) increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

(6) consummate any Reorganization Event or other corporate reorganization of the Corporation or consummate any transaction or series of transactions to which the Corporation is a party in which more than fifty percent (50%) of the Corporation’s voting power is transferred;

(7) purchase any material assets or make any other expenditure or series of related expenditures (other than for inventory) in excess of $10,000,000;

(8) enter into any new line of business, exit any existing line of business, or any other material change in the nature of the Corporation’s or any subsidiary’s business;

(9) voluntarily liquidate or dissolve the Corporation or file for bankruptcy or insolvency, whether by or against the Corporation, or fail to contest any proceeding against the Corporation seeking to adjudicate it bankrupt or insolvent if there is a good faith basis for contesting such proceeding;

(10) amend, modify, add, repeal or waive any provision of this Amended and Restated Certificate of Incorporation (including any filing of a Certificate of Designations) or bylaws of the Corporation in a manner that is adverse to the Series A Preferred or take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series A Preferred, including in each case by means of merger, consolidation or otherwise;

(11) approve, adopt or implement any stock option plan or equity compensation plan, or any amendment thereto (other than plans approved by a majority vote of the Board (such majority to have included the affirmative vote of the Series A Directors)) or increase the number of shares that may be issued pursuant to such equity incentive plans;

(12) sell, convey, lease, or otherwise dispose of any material assets of the Corporation, in a single or series of transactions, with a value in excess of $10,000,000, outside of the inventory sold during the ordinary course of business;

(13) enter into or amend any transaction or arrangement (including compensation and benefit arrangements) between the Corporation, or any subsidiary of the Corporation, on the one hand, and an Affiliate or any partner, stockholder, director or one of the five most highly compensated officers of the Corporation or any such Affiliate, on the other hand (“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under direct or indirect common control with such referenced Person. “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other entity, and shall include any successor (by merger or otherwise) of such entity.);

(14) pledge or otherwise allow the encumbrance of any material assets of the Corporation, in a single or series of transactions (other than for a line of credit to finance accounts receivable and/or inventory);

(15) enter into any agreement or contract that specifically by its terms restricts the Corporation’s ability to pay dividends on, or redeem securities of, the Corporation;

(16) license or transfer any material intellectual property of the Corporation on any basis that restricts the Corporation’s use or licensing of such intellectual property; or

(17) amend the provisions of this Section 5(c).

(d) Common Stock Protective Provisions. In addition to any other vote or consent required herein or by law, the vote or written consent of holders of a majority of the outstanding Common Stock (including fractional shares) which, for so long as any Series A Preferred is held by DPC Stockholders (as defined in Section 6(f)(2)) shall not include the Common Stock held by DPC Stockholders in such majority, then outstanding, in the aggregate and given in writing or by vote at a meeting, and consenting or voting separately as a class, shall be required for the Corporation to:

(1) amend the Bylaws in a manner that adversely affects the Common Stock;

(2) amend the Certificate of Incorporation in a manner that adversely affects the Common Stock in a different manner or degree than the Preferred Stock; provided, however, that this provision shall in no way prevent the authorization, issuance or designation of any Preferred Stock; or

(3) amend the Certificate of Incorporation to change the terms of the Preferred Stock, except if such change will remove or reduce the rights of the Preferred Stock

(e) Related Transactions. In addition to any other vote or consent required herein or by law, the vote or written consent of (i) the holders of a majority of the Corporation’s capital stock then outstanding (including fractional shares) excluding those shares owned by DPC Entities (as defined in ARTICLE XI) or DPC Affiliates (as defined in ARTICLE XI), or (ii) a majority of the directors who are not affiliated with any DPC Entities or DPC Affiliates shall be required for the Corporation to enter into (x) a transaction with a DPC Entity (a “Related Transaction”) involving a debt or equity offering, a merger, acquisition, a consolidation, a sale of the Corporation’s assets or any similar capital raising transaction or reorganization in an amount in excess of $1,000,000, or (y) any other Related Transactions not in the ordinary course of the Corporation’s business that, separately or in the aggregate, exceed or exceeds $500,000.

6.	Conversion Rights

(a) Right to Convert. At any time and from time to time after the date that this Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware (the “Filing Date”), any holder of Series A Preferred may convert any share of Series A Preferred held by such holder into a number of shares of Common Stock determined by dividing (i) the Series A Base Price by (ii) the Series A Conversion Price then in effect. The initial conversion price for the Series A Preferred (the “Series A Conversion Price”) shall be equal to the Series A Base Price. The Series A Conversion Price from time to time in effect is subject to adjustment as hereinafter provided in this Section 6.

(b) Automatic Conversion. Each share of Series A Preferred shall automatically be converted into shares of Common Stock (“Conversion Shares”) at the then effective Series A Conversion Price, determined pursuant to Section 6(a) above, upon the earlier of (i) the date specified by vote or written consent or agreement of holders of a majority of the shares of Series A Preferred then outstanding, or (ii) immediately before the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), covering the offer and sale of Common Stock for the account of the Corporation to the public through an underwriter resulting in the gross proceeds to the Corporation (before the deduction of underwriters’ commissions and expenses) of not less than $40 million and at an offering price per share of Common Stock of at least $15.00 per share (as adjusted for stock splits, stock dividends and the like) (a “Qualified IPO”) If a mandatory conversion under this Section 6(b) occurs, the Corporation shall promptly issue a new certificate to each holder of Series A Preferred representing each stockholder’s Conversion Shares and such holder shall surrender its certificate(s) of Series A Preferred in exchange therefor.

(c) Conversion Procedure.

(1) Any holder of shares of Series A Preferred desiring to convert any portion thereof into Common Stock shall surrender each certificate representing one or more shares of the Series A Preferred to be converted, duly endorsed in favor of the Corporation or in blank and accompanied by proper instruments of transfer, at the principal business office of the Corporation (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at that office of its election to convert the same, setting forth therein the name or names (with the address or addresses) in which the shares of Common Stock are to be issued. Conversion shall be effective upon receipt by the Corporation of the notice and the stock certificate or certificates contemplated by the preceding sentence. Notwithstanding the foregoing, in case of (x) the redemption of any shares of Series A Preferred pursuant to Section 4 above or (y) any Liquidation of the Corporation, unless the Corporation has received notice of election for conversion, such right of conversion for any holder of Series A Preferred subject to such redemption or Liquidation shall cease and terminate at the close of business on the business day fixed for payment of the amount payable to such holders of the Series A Preferred pursuant to this Amended and Restated Certificate of Incorporation unless the Corporation shall thereafter default in the payment of the Redemption Price or Series A Preferred Liquidation Amount, as the case may be, in which case the holder shall be entitled to conversion until such default is cured by the Corporation and such shares are redeemed. No fractional shares of Common Stock will be issued by conversion of Series A Preferred or payment of dividends. In lieu of any fractional shares to which the holder would be otherwise entitled, the Corporation will pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined pursuant to Section 3(c) above. For such purpose, all shares of Series A Preferred held by each holder of Series A Preferred shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.

(2) As soon as practicable after a holder has effected the procedures for conversion pursuant to Section 6(c)(l) above (but in any event within five (5) business days), the Corporation shall deliver to the converting holder:

(i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder shall be entitled; and

(ii) a certificate representing any shares of Series A Preferred that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(3) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred shall be made without charge (except for applicable transfer taxes) to the holders of such Series A Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

(4) The Corporation shall not close its books against the transfer of Series A Preferred or Common Stock issued or issuable upon conversion of Series A Preferred in any manner that interferes with the timely conversion of Series A Preferred. The Corporation shall assist and cooperate (but the Corporation shall not be required to expend substantial efforts or funds) with any holder of Series A Preferred required to make any governmental filings or obtain any governmental approval before or in connection with any conversion of shares of Series A Preferred hereunder (including, without limitation, making any filings required to be made by the Corporation).

(5) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of Series A Preferred, not less than the number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred that may then be exercised. All shares of Common Stock, which are so issuable, shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(d) Subdivision or Combination of Common Stock. If the Corporation at any time after the Filing Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of one or more classes of Common Stock into a greater number of shares, the Series A Conversion Price in effect immediately before such subdivision shall be proportionately decreased to account for such subdivision, and if the Corporation at any time combines (by reverse stock split or otherwise) the outstanding shares of one or more classes of Common Stock into a smaller number of shares, the Series A Conversion Price in effect immediately before such combination shall be proportionately increased.

(e) Reorganization, Reclassification, Consolidation, Merger or Sale. If at any time after the Filing Date, there is any reorganization, reclassification, consolidation, merger or sale of all or substantially all of the assets of the Corporation (other than a Reorganization Event) (a “Corporate Event”), as part of such capital reorganization, provision shall be made so that (i) the holders of Series A Preferred shall thereafter have the right to receive, upon conversion of such Series A Preferred, the number of shares of stock or securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Preferred would have been entitled in connection with such Corporate Event if such holder had converted its Series A Preferred immediately before such transaction, subject to adjustment in respect of such stock or securities by the terms thereof. The Corporation shall make appropriate provisions to ensure that the requirements of the previous sentence are effected.

(f) Adjustment of Series A Conversion Price Upon Certain Dilutive Issuances.

(1) Special Definitions. The following terms shall have the definitions set forth below:

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 6(f)(3) below, deemed to be issued) by the Corporation after the Filing Date, other than shares of Common Stock issued or issuable:

(i) upon conversion of shares of Series A Preferred;

(ii) to officers, directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements (including, for example, restricted stock award agreements) on terms approved by the Board (which shall include the consent of the Series A Directors) up to an aggregate amount of 30,000,000 shares of Common Stock to be adjusted for stock dividends, combinations, splits, recapitalizations and the like, including shares issued before the Filing Date;

(iii) upon exercise or conversion of Options and Convertible Securities that are outstanding on the Filing Date;

(iv) as a dividend or Distribution on Series A Preferred and/or Common Stock;

(v) for which adjustment of the Series A Conversion Price is made pursuant to Sections 6(d) or 6(e)above;

(vi) pursuant to a Qualified IPO;

(vii) with the vote or written consent of holders of a majority of the then-outstanding Series A Preferred;

(viii) pursuant to a debt financing or strategic transaction that is approved by the Board which shall include the consent of a majority of the Series A Directors;

(ix) pursuant to an acquisition of another entity by the Corporation by merger or purchase of all or substantially all of the assets or shares that is approved by the Board which shall include the consent of a majority of the Series A Directors; and

(x) to financial institutions or lessors in connection with commercial cedit arrangements, equipment financings, commercial property lease transactions or similar transactions that are approved by the Board which shall include the approval of a majority of the Series A Directors)

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock, including the Series A Preferred;

“Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire Convertible Securities or Common Stock;

“Common Stock Outstanding on an As-Converted Basis” shall mean immediately before a Dilutive Financing (as defined below) the sum of (i) all Common Stock issued and outstanding immediately before the Dilutive Financing, plus (ii) all Common Stock issuable upon conversion of all shares of Series A Preferred which are outstanding immediately before the Dilutive Financing;

(2) No Adjustment of Series A Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock (or Additional Shares of Common Stock deemed issued pursuant to Section 6(f)(3) below) unless the consideration per share received by the Corporation for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for such Series in effect on the date of, and immediately before, such issuance (a “Dilutive Financing”) If in the two-year period after the Filing Date a Dilutive Financing occurs in which one or more DPC Entities or DPC Affiliates or its or their respective successors or assigns (the “DPC Stockholders”), alone or in combination, provide all or a substantial portion of the capital provided to the Corporation in connection with the Dilutive Financing, any provision herein to the contrary notwithstanding, no adjustment in the Series A Conversion Price shall be made because of such Dilutive Financing

(3) Deemed Issuance of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in the case of a record date, shall have been fixed, as of the close of business on such record date; provided that in any such case in which Additional Shares of Common Stock are deemed to be issued, the following provisions shall apply:

(i) In respect of any such Options or Convertible Securities, the consideration received shall be deemed to be the consideration, if any, received by the Corporation upon the issuance of such Options or Convertible Securities plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

(ii) If any change in the number of shares of Common Stock deliverable upon exercise of any such Options or Convertible Securities, or on any change in the minimum purchase price of such Options or Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions of such Options or Convertible Securities, the Series A Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(iii) Upon the expiration or termination of any such Options or Convertible Securities, the Series A Conversion Price, to the extent affected by or computed using such Options or Convertible Securities, shall forthwith be readjusted to such Series A Conversion Price, as would have been obtained had the adjustment made upon the issuance of such Options or Convertible Securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise or conversion of such Options or Convertible Securities, as the case may be.

(4) Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock.

(i) If this Corporation, at any time after the Filing Date, shall effect a Dilutive Financing, then the Series A Conversion Price for each share of Series A Preferred (a “Ratchet Share”) the holder of which participates pro rata to such holder’s ownership percentage in the Dilutive Financing (according to the terms of Section 4.1 of that certain Investors’ Rights Agreement by and among the Corporation, the Investors and the Stockholders (as such terms are defined therein), dated on or around the Filing Date (as such agreement may be amended from time to time)) shall be reduced concurrently with the Dilutive Financing to a price (calculated to the nearest cent) equal to the price per share of the Additional Shares. For the purposes of adjusting the Series A Conversion Price of a Ratchet Share, the grant, issue or sale of Additional Shares of Common consisting of the same class of security and securities convertible into such security issued or issuable at the same price at two or more closings held within a six-month period shall be aggregated and shall be treated as one sale of Additional Shares of Common occurring on the earliest date on which such securities were granted, issued or sold.

(ii) If this Corporation at any time after the Filing Date shall effect a Dilutive Financing, then the Series A Conversion Price for any share of Series A Preferred Stock that is not a Ratchet Share (the “Average Share”) shall be reduced, concurrently with the Dilutive Financing, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding on an As-Converted Basis immediately before the Dilutive Financing plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price, and the denominator of which shall be the number of shares of Common Stock Outstanding on an As-Converted Basis immediately before the Dilutive Financing plus the number of such Additional Shares of Common Stock so issued. For the purposes of adjusting the Series A Conversion Price of an Average Share, the grant, issue or sale of Additional Shares of Common Stock consisting of the same class of security and securities convertible into such security issued or issuable at the same price at two or more closings held within a six-month, period shall be aggregated and shall be treated as one sale of Additional Shares of Common Stock occurring on the earliest date on which such securities were granted, issued or sold

(g) Stock Dividends. In case the Corporation shall declare or pay, without consideration, a dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock, and the Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold at consideration equal to $0.01 per share.

(h) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any amounts paid or receivable for accrued interest or accrued dividends and any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined pursuant to Section 3(c) above, without deduction of any amounts paid or receivable for accrued interest or accrued dividends and any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined pursuant to Section 3(c) above.

(i) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(j) Treasury Shares. The disposition of any shares of Common Stock owned or held by or for the account of the Corporation shall be considered an issue or sale of Common Stock for the purpose of this Section 6, but while held as treasury shares such shares of Common Stock shall not be included in the number of shares of Common Stock outstanding.

(k) Notices

(1) Immediately upon any adjustment of the Series A Conversion Price, the Corporation shall give written notice thereof to all holders of the Series A Preferred so adjusted, setting forth in reasonable detail and certifying the calculation of such adjustment.

(2) The Corporation shall give written notice to all holders of Series A Preferred at least twenty (20) calendar days before the date on which the Corporation closes its books or fixes a record date (i) for any dividend or distribution upon Common Stock, (ii) for any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote for any Liquidation or Reorganization Event.

7. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of issuance and transfers of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A Preferred as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate.

8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on the shares of Series A Preferred represented by such lost, stolen, destroyed or mutilated certificate.

9. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

ARTICLE V

1. The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

2. No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the DGCL. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for any acts or omissions of such director occurring before such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE VI

Subject to the terms contained herein or therein, and subject to the rights of the holders of Common Stock to approve the adoption of Bylaws and to approve any and all such amendments to the bylaws of the Corporation (the “Bylaws”) the Board is expressly authorized to make, alter or repeal the Bylaws, but the stockholders may make additional Bylaws and may alter or repeal any Bylaws whether adopted by them or otherwise.

ARTICLE VII

Elections of directors need not be by written ballot except and to the extent provided in the Bylaws.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware as the Bylaws may provide. The books of the Corporation may be kept (subject to any amendment to the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE IX

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE X

Subject to the restrictions provided in Article IV of this Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

1. Certain Definitions. The following terms shall be defined as:

(a) “DPC Entities” shall mean Digital Power Capital LLC, Wexford Capital LLC, their respective portfolio companies (excluding the Corporation and its Subsidiaries (as defined below)), their related management entities, and Digital Power Management LLC.

(b) “DPC Affiliate” shall mean the individuals who are officers, directors, members, partners of or equity investors in a DPC Entity.

(c) “Interested Person” shall mean an officer or director of the Corporation who is also a DPC Affiliate.

(d) “Subsidiary” shall mean any entity in which the Corporation holds voting equity representing fifty percent (50%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting equity of such entity.

(e) “Corporate Opportunity” shall mean a business opportunity that relates to the business of the Corporation (including Subsidiaries) or that is offered to or comes to the attention of an officer or director of the Corporation in connection with his or her duties to the Corporation. A Corporate Opportunity may include, without limitation, investments, acquisitions, sales, corporate partnerships, government projects and commercial opportunities.

2. Certain Acknowledgements. In recognition (i) that the DPC Entities may be stockholders in the Corporation, (ii) that DPC Affiliates may serve as directors and/or officers of the Corporation, (iii) that DPC Entities may directly or indirectly engage in similar or related lines of business as the Corporation, (iv) that various business opportunities may potentially be relevant to or suitable for both DPC Entities and the Corporation, (v) that the Corporation has derived and expects to derive benefits through its continual contractual, corporate and business relations with DPC Entities and DPC Affiliates, and (v) that it is in the best interests of the Corporation not to restrict the activities of the DPC Entities and DPC Affiliates, this Article XI shall define the conduct of certain affairs of the Corporation as they may involve DPC Entities or DPC Affiliates, and the related rights of the Corporation and its officers, directors and stockholders. ANY PERSON PURCHASING OR OTHERWISE ACQUIRING ANY SHARES OF CAPITAL STOCK OF THE CORPORATION, OR ANY INTEREST THEREIN, SHALL BE DEEMED TO HAVE NOTICE OF AND TO HAVE CONSENTED TO THE PROVISIONS OF THIS ARTICLE XI.

3. Similar or Related Activities or Lines of Business. Except as otherwise agreed in writing between the Corporation and any DPC Entity, a DPC Entity shall have no duty to refrain from engaging in similar or related activities or lines of business as the Corporation or from doing business with any actual or prospective client, customer or vendor of the Corporation. To the fullest extent permitted by law (except as provided in Section 5 below), no DPC Entity and no DPC Affiliate shall be deemed to have breached its, his or her fiduciary duties, if any, to the Corporation by virtue of the fact that such party has engaged in any such activity

4. Duties of Interested Persons and DPC Entities. Except as set forth in Section 5 below, Interested Persons will have no obligation to the Corporation with respect to Corporate Opportunities. In particular and without limitation, Interested Persons will not be required to offer Corporate Opportunities to the Corporation, and Interested Persons may divert Corporate Opportunities to the DPC Entities and away from the Corporation. To the fullest extent permitted by law, such actions or inactions by an Interested Person shall not constitute a breach of fiduciary duty owed to the Corporation by that person. To the fullest extent permitted by law, the Corporation waives any claim against Interested Persons and DPC Entities with respect to such Corporate Opportunities, including any claim that such a Corporate Opportunity should have been offered to or pursued on behalf of the Corporation.

5. Duties of Non-Interested Persons. The provisions of Section 4 above shall not apply to Corporate Opportunities that are first identified by a Subsidiary or the officers and directors of a Subsidiary who are not Interested Persons (“ICx Opportunities”). Interested Persons shall not be released of any fiduciary or other obligation to offer any ICx Opportunity to the Corporation, or pursue any ICx Opportunity on behalf of the Corporation, unless the ICx Opportunity has been presented to the Corporation and a committee of the chief executive officers of the Corporation’s Subsidiaries has determined that the Corporation should not pursue such ICx Opportunity for itself or its Subsidiaries

6. Termination; Amendment. The provisions of this Article XI shall terminate upon the closing of an initial public offering of the Corporation’s securities except with respect to Corporate Opportunities identified or other activities undertaken prior to that date Notwithstanding anything to the contrary contained herein, the affirmative vote of a majority-in-interest of DPC Entities holding shares of the Corporation’s stock shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article XI.

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IN WITNESS WHEREOF, ICx Technologies, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed by Jay Maymudes, its Executive VP, this August 17, 2005

ICX TECHNOLOGIES, INC.

/s/ Jay Maymudes
Jay Maymudes
Executive Vice President